Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of October 1, 2006, is among (i) BODY CENTRAL ACQUISITION CORP., a Delaware corporation (the “Company”), (ii) each of the Stockholders listed on Schedule 1 hereto (the “Initial Stockholders”), and (iii) each person who shall, subsequent to the date hereof, join in and become a party to this Agreement pursuant to, and in accordance with, Section 2(l) or Section 13 hereof (“Additional Stockholders” and together with the Initial Stockholders, the “Stockholders”).

WHEREAS, the Company and certain of the Initial Stockholders have entered into a Securities Purchase Agreement, dated as of the date hereof (the “Securities Purchase Agreement”), pursuant to which the Company shall issue shares of the Company’s Series A Preferred Stock to such Initial Stockholders, on the terms and conditions set forth therein;

WHEREAS, the Company and certain of the other Initial Stockholders have entered into Subscription Agreements, dated as of the date hereof (the “Subscription Agreements”), pursuant to which the Company shall issue shares of the Company’s Common Stock to such other Initial Stockholders, on the terms and conditions set forth therein;

WHEREAS, the Company, Body Shop of America, Inc. (“BSOA”), Catalogue Ventures, Inc. (“CV”), and the stockholders of BSOA and CV (the “Selling Stockholders”) have entered into a Stock Purchase Agreement, dated as of the date hereof (the “Acquisition Agreement”), pursuant to which the Company will purchase certain shares of the issued and outstanding capital stock of BSOA and CV from the Selling Stockholders and the Selling Stockholders will exchange the remaining shares of the issued and outstanding capital stock of BSOA and CV for shares of the Company’s Series B Preferred Stock, on the terms and subject to the provisions of the Acquisition Agreement;

WHEREAS, but for the execution and delivery of this Agreement by the Company and the Stockholders, the Company and the Initial Stockholders would not be willing to enter into the Securities Purchase Agreement or the Subscription Agreements or to consummate the transactions contemplated by the Acquisition Agreement, which transactions will benefit the parties; and

WHEREAS, the parties hereto wish to set forth their respective rights with regard to the registration of shares of the Company’s capital stock for public sale and certain other matters relating thereto;

NOW, THEREFORE, the parties to this Agreement hereby agree as follows:

1.             DEFINITIONS.  For all purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Stockholder, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Stockholder and shall include, without limitation, (a) any Person who is a director or beneficial holder of more than fifty percent (50%) of the then outstanding capital stock of (or other beneficial interest in) such Stockholder, any general partner of such Stockholder (if such Stockholder is organized as a limited partnership) and Family Members of any such Persons, (b) any Person of which such Stockholder or an Affiliate (as defined in clause (a) above) of such Stockholder directly or indirectly, either beneficially owns more than fifty percent (50%) of the then outstanding capital stock (or partnership interests or other shares of beneficial interest) or constitutes more than a fifty percent (50%) equity participant, (c) any Person of which an Affiliate (as defined in clause (a) above) of such Stockholder is a general partner, director, officer or executive employee, (d) in the case of a specified Person who is an individual, Family Members of such Person, (e) if such Person is a limited partnership, any other limited partnership the general partner of which (or the general partner of such general partner, if such general partner is itself a partnership) is the same individual or group of individuals that serves as the general partner of such Person (or is the general partner of such general partner, if such general partner of such Person is a partnership), and (f) any Person that is an Affiliated Fund of such Stockholder.

“Affiliated Fund” means, with respect to any Person, an investment fund that is an Affiliate (as defined in clause (a) through (e) of the definition of Affiliate) of such Person, that is managed by an Affiliate (as defined in clause (a) through (e) of the definition of Affiliate) of such Person or that is principally advised by the same investment adviser as such Person or by an Affiliate (as defined in clause (a) through (e) of the definition of Affiliate) of such investment adviser.

“AIG Group” shall mean AIG Global Investment Group and its Affiliates, collectively.

“AIG Lead Investor” shall mean AIG Co-Investment Fund, L.P.

“Common Stock” shall mean the Company’s Common Stock, $.001 par value per share.

“Convertible Securities” shall mean any securities exercisable for, convertible into or exchangeable for any shares of Common Stock.

“Designated Holder” shall mean WestView, so long as WestView continues to hold all of the shares of Series A Preferred Stock held by it on the date hereof (other than any shares of Series A Preferred Stock disposed of by WestView pursuant to clauses (a) or (c) of Section 2.1 of the Stockholder Agreement), or holds more shares of the Series A Preferred Stock then outstanding, when aggregated with any shares of Series A Preferred Stock then held by its Affiliates, than each other single Stockholder, when aggregated with its respective Affiliates, provided, that if any time WestView does not continue to hold all shares of Series A Preferred Stock held by it on the date hereof and does not hold more shares of the Series A Preferred Stock then outstanding, when aggregated with any shares of Series A Preferred Stock then held by its Affiliates, than each other single Stockholder, when aggregated with its respective Affiliates, then WestView shall no longer be the Designated Holder and the AIG Lead Investor shall be the Designated Holder, provided, that if at such time, or any time thereafter, the AIG Group neither holds all shares of Series A Preferred Stock held by it on the date hereof nor does it hold more shares of the Series A Preferred Stock then outstanding, collectively, than each other single Stockholder, when aggregated with its respective Affiliates, then the AIG Lead Investor shall not be the Designated Holder and there shall be no Designated Holder hereunder.

“Exchange Act” shall mean the United States of America Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder.

“Family Members” shall mean, with respect to any individual, any Related Person or Family Trust of such individual.

“Family Trust” shall mean, with respect to any individual, any trust or limited liability company created solely for the benefit of one or more of such individual’s Related Persons and controlled by such individual.

“Person” shall mean an individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or any government, governmental department or agency or political subdivision thereof.

“Public Sale” shall mean any sale of Common Stock to the public pursuant to a public offering registered under the Securities Act or to the public through a broker or market-maker pursuant to the provisions of Rule 144 (or any successor rule) adopted under the Securities Act.

“Registrable Securities” shall mean (i) the Common Stock, (ii) the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock, (iii) all other shares of Common Stock issued or issuable to the Stockholders from time to time, including upon conversion, exchange or exercise of Convertible Securities, and (iv) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, option, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i), (ii) and (iii) above.

“Related Persons” shall mean, with respect to any individual, such individual’s parents, spouse, children and grandchildren.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the United States of America Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

“Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, $.001 par value per share.

“Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, $.001 par value per share.

“WestView” shall mean WestView Capital Partners, L.P. and its Affiliates.

2.             REGISTRATION RIGHTS.

(a)           Registration Upon Request.  At any time, upon the written request of (x) the Designated Holder or, (y) in the event that there is no Designated Holder, Stockholders holding in excess of sixty-six and two-thirds percent (66 2/3%) of the number of shares of Series A Preferred Stock then outstanding (including for purposes of this calculation any issued and outstanding shares of Common Stock previously issued upon conversion of shares of Series A Preferred Stock), requesting that the Company effect a public offering under the Securities Act of all or part of the Registrable Securities held by such Stockholders and specifying the intended method or methods of disposition of such Registrable Securities, the Company will promptly give written notice of such requested registration to all Stockholders and will use its best efforts to effect the registration under the Securities Act, as expeditiously as is reasonable, of:

(i)            the Registrable Securities that the Company has been so requested to register by such Stockholders, for disposition in accordance with the intended method of disposition stated in such request; and

(ii)           all other Registrable Securities that the Company has been requested to register by other Stockholders by written request delivered to the Company within 30 days after the giving of such written notice by the Company (which request shall specify the intended method of disposition of such Registrable Securities);

all to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered. Anything herein to the contrary notwithstanding, the Company shall not be obligated to consummate more than three (3) registrations pursuant to this Section 2(a); provided, that in each case at least 80% of the Registrable Securities requested to be registered are registered and sold to the public.  In connection with any underwritten offering with respect to which Stockholders shall have requested registration pursuant to this Section 2(a), the Company shall have the right to select the lead managing underwriter (being an underwriting firm of national standing) with respect to such offering, such underwriter to be reasonably acceptable to the Stockholders requesting the registration.  Should the Stockholders requesting the registration so elect, they may select an underwriting firm of national standing which is reasonably acceptable to the Company to act as co-lead manager of such offering.

(b)           Incidental Registration.  If at any time after the date hereof the Company proposes to file a registration statement under the Securities Act with respect to an offering for its own account or for the sale of equity securities of any stockholder of the Company of any class of equity security (excluding the Company’s initial public offering of Common Stock, unless such first public offering includes the registration of securities for the account of other stockholders, and excluding a registration relating solely either to the sale of securities to employees of the Company pursuant to a stock purchase, stock option or similar plan, or a merger, recapitalization or reorganization), the Company shall promptly give each Stockholder written notice of such registration at least 30 days prior to the anticipated filing date and such notice shall offer the Stockholders the opportunity to register such number of Registrable Securities as each Stockholder may request.  Upon the written request of any such Stockholder given to the Company within 20 days after receipt of such notice delivered by the Company, the Company shall, subject to the provisions of Section 2(d), use its best efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Stockholder has requested to be registered.

(c)           Registration on Form S-3.  If at any time (i) Stockholders owning or holding, alone or with its Affiliates, at least 5% of the Registrable Securities owned by the Stockholders, calculated on a fully-diluted basis (i.e., assuming the conversion into Common Stock of all outstanding Convertible Securities) requests that the Company file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the Registrable Securities held by such requesting holder or holders, the reasonably anticipated aggregate price to the public of which would exceed $1,000,000, and (ii) the Company is a registrant entitled to use Form S-3 or any successor thereto to register such Registrable Securities, then the Company shall use its best efforts to register under the Securities Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such notice, the number of Registrable Securities specified in such notice.  There shall be no limitation on the number of registrations on Form S-3 which may be requested and obtained under this Section 2(c).

(d)       Underwriting Requirements.  In connection with any offering involving an underwriting of shares herein issued by the Company, the Company shall not be required under Section 2(b) to include any of the Stockholders’ shares in such underwriting unless the Stockholders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the written opinion of the managing underwriter or managing underwriters, jeopardize the success of the offering by the Company.

In connection with any underwritten offering pursuant to Section 2(a), if the managing underwriter shall advise the Company that, in its view, the number or proposed mix of securities requested to be included in such registration (including securities which the Company desires to be included which are not Registrable Securities) exceeds the largest number of securities which can be sold without having a material adverse effect on such offering (the “Maximum Offering Size”), including the price at which such securities can be sold, the Company will include in such registration:

(i)        first, the Registrable Securities requested to be included in such registration pursuant to Section 2(a) by the Stockholders, with the shares so included to be apportioned pro rata among the Stockholders according to the total amount of Registrable Securities owned by each such Stockholder calculated on a fully diluted basis (i.e., assuming the conversion into Common Stock of all outstanding Convertible Securities) or in such other proportions as shall be agreed upon by such Stockholders, to the extent such total amount of Registrable Securities requested to be included in such registration by the Stockholders exceeds the Maximum Offering Size); and

(ii)       second, after registration of the total amount of Registrable Securities requested to be included in such registration by the Stockholders, any securities to be sold for the account of other Persons (including the Company) which shall not cause the Maximum Offering Size to be exceeded, with such priorities among the Company and such other Persons as the Company shall determine.

In connection with any underwritten offering pursuant to Section 2(b), if the managing underwriter shall advise the Company that, in its view, the number or mix of securities (including all Registrable Securities) which the Company, the Stockholders and any other Persons intend to include in such registration exceeds the Maximum Offering Size, the Company will include in such registration, in the priority listed below, securities up to the Maximum Offering Size:

(i)        first, securities to be sold for the Company’s own account;

(ii)        second, Registrable Securities requested to be included in such registration by Stockholders pursuant to Section 2(b) with the shares so included to be apportioned pro rata among the Stockholders according to the total amount of Registrable Securities owned by each such Stockholder calculated on a fully diluted basis (i.e., assuming the conversion into Common Stock of all outstanding Convertible Securities) or in such other proportions as shall be agreed upon by such Stockholders (if necessary); and

(iii)       third, shares of Common Stock requested to be included in such registration by all other Persons, allocated (if necessary) pro rata among such Persons on the basis of the relative number of securities each such Person has requested to be included in such registration, or as such Persons may otherwise agree.

(e)           Expenses of Registration.  The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of shares with respect to registrations pursuant to this Section 2 for each Stockholder, including, without limitation, all registration, filing, qualification, Blue Sky, printing and accounting fees relating or apportionable thereto, but excluding underwriting discounts and commissions relating to shares being registered, applicable transfer taxes and expenses of counsel to the

Stockholders, which shall be borne by the Stockholders selling shares being registered.  Notwithstanding anything in this paragraph to the contrary, upon demand of the Stockholders, the Company shall pay the reasonable expenses of one separate counsel to the Stockholders.

(f)          Company Delay or Withdrawal of Registration. At the time of any request to register Registrable Securities pursuant to this Section 2(a), if the Board of Directors of the Company determines in its good faith reasonable judgment that the Company should not file any registration statement otherwise required to be filed pursuant to such Section 2(a) because the Company is engaged in or plans to engage in any financing, acquisition or other material transaction which would be adversely affected by the filing of such a registration statement, the Company shall be entitled to postpone for the shortest reasonable period of time (but not exceeding 180 days from the date of the request), the filing of such registration statement and shall promptly give the Stockholders who have requested the filing of such registration statement under Section 2(a) written notice of such determination, containing a general statement of the reasons for such postponement and an approximation of the anticipated delay.  If the Company shall so postpone the filing of the registration statement, the Stockholders who made the request for registration under Section 2(a) shall have the right to withdraw the request for registration by giving written notice to the Company within 30 days after receipt of the notice of postponement.  Such right to delay a request for registration pursuant to this Section 2(f) may not be exercised more than once in any 12 month period.  Without limiting the foregoing, the Company shall have no liability to any Stockholder for the Company’s withdrawal of any registration as to which a Stockholder has registration rights under Section 2(b) (except reimbursement of expenses incurred prior to such withdrawal in accordance with paragraph (e) above); provided, that such withdrawal is made by the Company in good faith and not for the purpose of impairing any Stockholder’s rights under such Section 2(b).

(g)           Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities by the Stockholders to the public without registration, at all times after 90 days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

(i)            make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii)           use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iii)          furnish to each Stockholder holding Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such holder to sell any Registrable Securities without registration.

(h)           Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any shares, the Company shall, as expeditiously as reasonably possible:

(i)            prepare and file with the SEC a registration statement with respect to such shares and use its best efforts to cause such registration statement to become and remain effective until the disposition of all securities covered by the registration statement;

(ii)           prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii)          furnish to the Stockholders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the shares owned by them and covered by a registration statement filed under this Section 2;

(iv)          use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states or jurisdictions as shall be reasonably requested by the Stockholders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(v)           in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering (and each Stockholder participating in such underwriting shall also enter into and perform its obligations under such an underwriting agreement);

(vi)          notify each Stockholder holding shares covered by such registration statement as promptly as possible at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and promptly prepare (and file with the SEC) and furnish to such Stockholders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(vii)         furnish, at the request of any Stockholder requesting registration of shares pursuant to this Section 2, on the date that such shares are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2 (if such shares are being sold through underwriters) or, if such shares are not being sold through underwriters, on the date that the registration statement with respect to such shares becomes effective, (i) an opinion, dated as of such date, of counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Stockholders participating in such registration of shares, and (ii) a “comfort” letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as in customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Stockholders requesting registration of shares;

(viii)        notify Stockholders whose shares are included in the registration statement promptly of any request by the SEC for the amendment or supplement of such registration statement or prospectus or for additional information, and notify such Stockholders promptly of the filing of each amendment or supplement to such registration statement or prospectus;

(ix)           advise Stockholders whose shares are included in the registration statement, promptly after it shall receive notice, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(x)            furnish to each Stockholder whose shares are included in the registration statement at least one conformed copy of the registration statement and any amendments thereto; and

(xi)           provide each Stockholder whose shares are included in the registration statement and its representatives a reasonable opportunity, after entering into a confidentiality agreement which is reasonably satisfactory to the Company, to conduct an inquiry of the Company’s financial and other records during normal business hours and make available during normal business hours and without unreasonable disruption to the Company’s business or operations, its officers, directors and employees to provide such information as such Stockholder may reasonably request to fulfill any due diligence obligations that such Stockholder may have.

(i)            Obligations of Stockholders.  In connection with any registration required to be effected pursuant to this Section 2, the selling Stockholders shall furnish to the Company such information regarding them, the shares held by them and the intended method of disposition of such shares as shall be required to effect the registration of their shares.

(j)            Lock-Up Agreement.  Each Stockholder hereby agrees that in connection with any registration of securities of the Company relating to an underwritten offering thereof to the general public, to the extent requested by the Company or the underwriter of such offering, such Stockholder (to the extent such Stockholder then holds, individually or together with its Affiliates, 1% or more of the outstanding shares of Common Stock, or is an officer, director or employee of the Company) shall not, whether or not such Stockholder is participating in such registration, sell or otherwise transfer or dispose of (other than in a private sale or to donees who agree to be similarly bound) any shares of Common Stock (other than those shares, if any, which are in fact included in such registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period (the “Lock-Up Period”) of time (not to exceed (x) 180 days with respect to the initial public offering of the Common Stock, or (y) 90 days with respect to any other offering) from the effective date of the registration statement for such registration as the Company or such underwriters may specify in writing.  Each Stockholder hereby further agrees that (to the extent such Stockholder then holds, individually or together with its Affiliates, 1% or more of the outstanding shares of Common Stock, or is an officer, director or employee of the Company), if requested by any underwriter or underwriters in any such offering, such Stockholder shall enter into a lock-up agreement in the form requested by such underwriter or underwriters for such offering, provided, that such lock-up agreement does not provide for a longer lock-up period than the Lock-Up Period contained in this Section 2(j).  Each Stockholder further agrees that the underwriters of any such offering are intended to be third-party beneficiaries of this Section 2(j) and such beneficiaries shall be entitled to enforce the provisions of this Section 2(j) on their own behalf as though they were a party hereto.

(k)           Indemnification.  In the event of any registration of any equity securities of the Company under the Securities Act, the Company will, and hereby does, indemnify and hold harmless, in the case of any registration statement filed pursuant to this Section 2, each seller of any Registrable Securities covered by such registration statement, its directors and officers, general and limited partners (and directors and officers thereof and, if such seller is a portfolio or investment fund, its investment advisors), each other person who participates as an underwriter in the offering or sale of such securities, each officer and director of each such underwriter, and each such other person, if any, who controls such seller or any such underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, (collectively, the “Seller Indemnitees”) against any losses, claims, damages, liabilities and expenses, joint or several, to which such Seller Indemnitee may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or any document incorporated by reference therein; (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such Seller Indemnitee for any legal or any other expenses reasonably incurred by them in connection with investigating or defending such loss, claim, liability, action or proceeding and (iii) any violation by the Company of any applicable securities laws in connection with such registration statement, preliminary prospectus, final prospectus or summary prospectus, or any related “free-writing prospectus”, or amendment or supplement thereto or document incorporated by reference therein; provided, however, that the Company shall not be liable to any Seller Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, or any document incorporated by reference therein, in reliance upon and in conformity with written information furnished to the Company for use in the preparation thereof by such Seller Indemnitee, as the case may be.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Seller Indemnitee and shall survive the transfer of such securities by such seller.

The Company may require, as a condition to including any Registrable Securities in any registration statement pursuant to this Section 2, that the Company shall have received an undertaking satisfactory to it from each prospective seller of such securities, to severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in the preceding paragraph, except that no such prospective seller shall in any event be liable pursuant thereto for any amount in excess of the net proceeds of sale received by such seller from the sale by it of Registrable Securities under such registration statement) the Company, each officer and director of each such underwriter and each other person, if any, who controls the Company or the underwriter; with respect to any statement in or omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or any related “free-writing prospectus”, or any document incorporated by reference therein, but only if such statement or omission was made in reliance upon and in conformity with written information furnished by such prospective seller to the Company for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, or document incorporated by reference therein. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such securities by such seller.

Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding (including a governmental investigation) involving a claim referred to in this Section 2(k), such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 2(k), give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding provisions of this Section 2(k), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice.  In case any such action is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which case, the indemnifying party shall not be liable for the fees and expenses of more than one counsel for the underwriters and other sellers in connection with any one action or separate but similar or related actions), the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereon, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof.

(l)            Rights of Stockholders.  No person shall be granted registration rights which conflict with or which are more favorable to such stockholder than the registration rights set forth in this Agreement.  New stockholders may, at the election of (x) the Designated Holder or, (y) in the event that there is no Designated Holder, Stockholders holding in excess of sixty-six and two-thirds percent (66 2/3%) of the number of shares of Series A Preferred Stock then outstanding (including for purposes of this calculation any issued and outstanding shares of Common Stock issued upon conversion of shares of Series A Preferred Stock), be given the opportunity to receive the registration rights provided under this Agreement by being permitted to execute an Instrument of Accession to this Agreement in the form of Exhibit A attached hereto (and, upon execution, be added to Schedule 1) or be given registration rights on another basis less favorable to such new stockholder, provided, that no consent of the Designated Holder or the other holders of the Series A Preferred Stock shall be required to cause RKLH, LLC to receive the registration rights provided by this Agreement in the event RKLH, LLC is transferred shares of Series A Preferred Stock of the Company by another Stockholder.

3.             SEVERABILITY.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.             ENTIRE AGREEMENT.  Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

5.             SUCCESSORS AND ASSIGNS.  This Agreement will bind and inure to the benefit of and be enforceable by the Company and the Stockholders and their respective successors and assigns.

6.             COUNTERPARTS.  This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.

7.             REMEDIES.  The Stockholders will be entitled to enforce their rights under this Agreement specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto acknowledge and agree that in the event of any breach of this Agreement by the Company, the Stockholders would be irreparably harmed and could not be made whole by monetary damages.  Each party hereto accordingly agrees (i) not to assert by way of defense or otherwise that a remedy at law would be adequate, and (ii) that the parties agree, in addition to any other remedy to which they may be entitled, that the remedy of specific performance of this Agreement is appropriate in any action in court.  In the event of any dispute involving the terms of this Agreement, the prevailing party shall be entitled to collect reasonable fees and expenses incurred by the prevailing party in connection with such dispute from the other parties to such dispute.

8.             RECAPITALIZATION, ETC. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any shares of Common Stock by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Common Stock or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

9.             AMENDMENT AND WAIVER. This Agreement may be amended only by a writing duly authorized and executed by the Company and Stockholders holding in excess of sixty-six and two-thirds percent (66 2/3%) of the shares of Series A Preferred Stock then outstanding (including for purposes of this calculation any issued and outstanding shares of Common Stock issued upon conversion of shares of Series A Preferred Stock), provided, however, that no such amendment shall be effective against any Stockholder who has not consented to such amendment to the extent that such amendment would be adverse to the interests of such Stockholder in any material respect and would have a disproportionate impact in any material respect on the rights of such Stockholder in its capacity as a Stockholder hereunder when measured against the impact of such amendment on the rights of other Stockholders in their capacities as Stockholders hereunder.  Any rights of the Stockholders under this Agreement may be waived in writing by (x) the Designated Holder or, (y) in the event that there is no Designated Holder, Stockholders holding in excess of sixty-six and two-thirds percent (66 2/3%) of the number of shares of Series A Preferred Stock then outstanding (including for purposes of this calculation any issued and outstanding shares of Common Stock issued upon conversion of shares of Series A Preferred Stock); provided, however, that no such waiver shall be effective against any Stockholder who has not consented to such waiver to the extent that such waiver would be adverse to the interests of such Stockholder in any material respect and would have a disproportionate impact in any material respect on the rights of such Stockholder in its capacity as a Stockholder hereunder when measured against the impact of such waiver on the rights of other Stockholders in their capacities as Stockholders hereunder.  The Company shall notify all Stockholders of each amendment or waiver of any provision of this Agreement that could reasonably be expected to affect the rights of such Stockholder hereunder at least five (5) business bays prior to the effectiveness of such modification, amendment or waiver.  The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

10.           TERMINATION.  This Agreement will terminate upon the earlier to occur of (a) the completion of any voluntary or involuntary liquidation or dissolution of the Company or (b) the sale of all or substantially all of the Company’s assets or all of the outstanding Common Stock to a third party (whether pursuant to a merger, consolidation or otherwise) in accordance with the terms hereof.

11.          GOVERNING LAW; JURY TRIAL WAIVER.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  THE PARTIES HERETO AGREE TO WAIVE ANY RIGHT TO HAVE ANY DISPUTE ARISING HEREUNDER OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY ADJUDICATED BY A JURY, AND HEREBY AGREE TO SUBMIT TO THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH THE RESOLUTION OF ANY SUCH DISPUTE.

12.           DESCRIPTIVE HEADINGS.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

13.           CONSTRUCTION.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

14.           ADDITIONAL STOCKHOLDERS.  The term “Stockholders” shall include the one or more persons that become a party to this Agreement in accordance with Section 2(l) upon the execution of an Instrument of Accession to this Agreement in the form of Exhibit A attached hereto and, upon such execution, be added to Schedule 1.

15.           NOTICES.              All notices, demands, and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to be duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by telecopier, as follows:

If the to the Company, to:

Body Central Acquisition Corp.

6225 Powers Avenue

Jacksonville, Florida 32217

Attention:  Chairman

Facsimile:  (904) 730-0638

With copies sent contemporaneously to:

WestView Capital Partners

c/o Carlo von Schroeter

One International Place

Seventh Floor

Boston, MA  02110

Re:  Body Central Acquisition Corp.

Telecopier: (617) 261-2060

and

AIG Global Investment Group

c/o Scott Gallin, Direct Investment Group

599 Lexington Avenue, 25th Floor

New York, NY 10022

Facsimile: 646-735-0665

and

Johan V. Brigham, Esq.

Bingham McCutchen LLP

150 Federal Street

Boston, MA  02110

Telecopier: (617) 951-8736

If to any Stockholder, to the address for such Stockholder on Schedule 1 attached hereto (or such other address as such Stockholder shall specify by written notice given pursuant to this Agreement).

16.           TRANSFERABILITY OF RIGHTS.  Notwithstanding anything herein to the contrary, each of the Stockholders shall have the right to transfer and assign, to any Person, any of its rights under this Agreement in respect of any Registrable Securities held by it; provided that such Person shall have acquired (or will acquire in connection with such transfer) securities issued by the Company that represent at least 5% of the outstanding Common Stock (assuming the conversion into Common Stock of any shares of capital stock convertible into Common Stock, including any then outstanding shares of Series A Preferred Stock) following compliance with any provisions of the Stockholder Agreement, dated as of the date hereof, among the Company, and the Initial Stockholders and Subsequent Stockholders party thereto, applicable to such transfer.  Following any such transfer, such transferee shall possess the same rights under this Agreement in respect of the Registrable Securities then owned by it as the transferring Stockholder had possessed in respect of such securities prior to the transfer.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement on the day and year first above written.

COMPANY:

BODY CENTRAL ACQUISITION CORP.

By:	/s/ Carlo von Schroeter
Carlo von Schroeter
President

STOCKHOLDERS:

WESTVIEW CAPITAL PARTNERS, L.P.

By:	WestView Capital Management, L.P., its General Partner

By:	WVCP Management, LLC, its general partner

By:	/s/ Carlo von Schroeter
Carlo von Schroeter
Manager

AIG PEP III Direct, L.P.

By:	AIG Global Investment Corp,
its investment Advisor

By:	/s/ F.T. Chong
F.T. Chong
Managing Director

AIG PEP IV Co-Investment, L.P.

By:	AIG PEP IV Co-Investment GP, L.P.,
its general partner

By:	AIG PEP IV Co-Investment GP, LLC,
its general partner

By:	AIG Global Investment Corp.,
its managing member

By:	/s/ F.T. Chong
F.T. Chong
Managing Director

AIG Co-Investment Fund, L.P.

By:	AIG Co-Investment General Partner, L.P.,
its General Partner

By:	AIG Direct Investments, LLC,
its General Partner

By:	/s/ F.T. Chong
F.T. Chong
President

AIG Private Equity (Bermuda) Ltd.

By:	/s/ S. George Cubbon
Name: S. George Cubbon
Title: President

American International Group, Inc. Retirement Plan

By:	AIG Global Investment Corp,
the duly authorized investment adviser to the American International Group, Inc. Retirement Plan

By:	/s/ F.T. Chong
F.T. Chong
Managing Director

/s/ Jerrold Rosenbaum
Jerrold Rosenbaum

/s/ Beth R. Angelo
Beth R. Angelo

/s/ Laurie I. Baugass
Laurie I. Baugass

/s/ Curtis V. Hill
Curtis V. Hill

THE DOOLAN FAMILY FIRST LIMITED PARTNERSHIP

By:	/s/ Martin Doolan
Martin Doolan
Trustee

/s/ George Kolber
George Kolber

GVK, L.P.

By:	/s/ George Kolber
Name:	George Kolber
Title:	General Partner

TERBELL PARTNERS, LTD.

By:	/s/ Harriette A. Terbell
Harriette A. Terbell
Managing Partner